HUBCO, INC.
                                                          1000 MacArthur Blvd.
                                                          Mahwah, NJ  07430
                                                          (NASDAQ:HUBC)


AT THE COMPANY:

Kenneth T. Neilson                                          Joseph F. Hurley
Chairman, President & CEO                     Executive Vice President & CFO
(201) 236-2631                                                (201) 236-6141


FOR IMMEDIATE RELEASE
October 15, 1998


               HUBCO, Inc. Reports a 25% Increase in Core Earnings
                       and Book Value Increases to $11.15

         Mahwah, New Jersey, October 15, 1998--HUBCO, Inc. (NASDAQ:HUBC), today reported third quarter core earnings of $0.55 per share on a diluted basis or $22.5 million, a 25% increase from $0.44 per diluted share or $19.4 million for the same period in 1997. Core earnings excludes $27.8 million after-tax of merger related and restructuring charges resulting from the acquisitions of Community Financial Holding Corp., IBS Financial Corp. and Dime Financial Corp. and a $14.9 million after-tax charge related to a planned bulk sale of non-performing loans and other real estate owned ("OREO") ("one time charges").

         "We are enjoying strong core earnings with excellent operating ratios. With so much talk about potential softness in the U.S. economy, we have decided to take action now strengthening HUBCO's credit posture and balance sheet by selling substantially all of our non-performing loans and OREO", said Ken Neilson, HUBCO's Chairman and CEO. "With our 1998 acquisitions completed we are now focused on earnings growth and the opportunities in our marketplace."

         HUBCO's Return on Average Assets was 1.31% and Return on Average Equity was 18.49% for the quarter, excluding one time charges. Including one time charges, the third quarter loss amounted to $20.1 million or $0.50 per diluted share, compared to income of $19.4 million or $0.44 per diluted share in the corresponding 1997 period. Although one time charges impacted HUBCO's three month and nine month earnings, the net effect of the acquisitions on book value was a 31% increase or $2.66 per share to $11.15 compared to year end 1997 as originally reported.

         For the nine months ended September 30, 1998, diluted earnings per share excluding one time charges increased 17% to $1.46 per share or $60.8 million from $1.25 per share or $55.0 million for the same period last year. Including one time charges, the nine month loss amounted to $0.6 million or $0.02 per share compared to a profit of $1.25 per diluted share or $55.0 million in 1997.

         Net interest income was $64.4 million and $190.8 million for the third quarter and nine months of 1998 respectively, which approximated 1997 levels despite the lower interest rate environment. HUBCO's net interest margin for the third quarter of 1998 was 4.06% and 4.15% for the nine month period.

          Non interest income totaled $13.5 million for the third quarter of 1998 and $39.3 million for the nine month period. These amounts represent increases of 14% and 20% over the third quarter and nine months of 1997 respectively. Non-interest income as a percent of revenue was 17% for the third quarter and nine months of 1998 compared to 15% for the corresponding periods of last year.

         Non interest expense for the third quarter of 1998 was $39.9 million, excluding one time charges, compared with $44.1 million a year ago. While this decrease reflects efficiencies achieved to date from ongoing operations, they are partially offset by new expenses incurred with the acquisition earlier this year of 27 branches accounted for under the purchase method. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 46.5% for the third quarter of 1998 and all efficiencies from recent acquisitions have not yet been achieved.

         Included in HUBCO's third quarter results is a $14.9 million after-tax charge and a $10.3 million write-down against the Allowance for Possible Loan Losses and OREO reserve. These charges relate to the planned disposal of $64 million of non-performing loans and OREO in a bulk sale. Despite progress in the resolution of these non-performing assets, HUBCO believes that disposal is appropriate at this time rather than its standard work-out process given the potential of a slowing economy and a weakening real estate market. This sale is anticipated to be completed in the fourth quarter. Non-performing assets held for sale amounted to $31 million, net of the above mentioned charges, or 0.91% of total loans and OREO at September 30, 1998. In addition, at period end, the Allowance for Possible Loan Losses totaled $53.5 million and represented 161% of net non-performing assets and 1.56% of total loans.

         HUBCO's total assets at September 30, 1998 were $6.7 billion. Loans totaled $3.4 billion, deposits were $5.2 billion and stockholders' equity was $452 million. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution, with HUBCO's leverage capital ratio at approximately 7%.

         HUBCO, Inc. is a multi-state bank holding company with 170 offices operating under the name Hudson United Bank in New Jersey, Lafayette American Bank in Connecticut and Bank of the Hudson in New York state.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or expressions of confidence like "strong" or "on-going" or similar statements or Variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of further disruption in the credit markets, successfully complete implementation of Year 2000 technology changes, successful implementation and integration of HUBCO's acquisitions, (success of bulk sale of loans), the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. HUBCO assumes no obligation for updating any such forward-looking statements at any time.


                                   HUBCO, INC.
                              Financial Highlights
                      (In thousands, except per share data)

                                                                          Three Months Ended
                                                                             September 30,
                                                                         1998              1997
Including one time charges:
Net Interest Income                                                   $ 64,441           $65,021
Provision for Possible Loan Losses                                       2,791             3,000
Loss on Assets Held for Sale                                            23,303                 -
Non Interest Income                                                     13,501            11,801
Security Gains                                                              16             2,538
Non Interest Expense                                                    39,878            44,091
Merger Related and Restructuring Charges                                38,599                 -
Pretax (Loss) Income                                                   (26,522)           32,269
Tax (Benefit) Expense                                                   (6,389)           12,860
Net (Loss) Income                                                      (20,133)           19,409
Basic Earnings Per Share                                                   $(0.50)          $  0.46
Diluted Earnings Per Share                                                 $(0.50)          $  0.44

Return on Assets                                                         (1.17)%            1.20%
Return on Average Equity                                                (16.52)%           14.59%


Excluding one time charges:
Non Interest Expense                                                  $ 39,878           $44,091
Pretax Income                                                           35,289            32,269
Tax Expense                                                             12,757            12,860
Net Income                                                              22,532            19,409
Basic Earnings Per Share                                                 $   0.56           $  0.46
Diluted Earnings Per Share                                               $   0.55           $  0.44

Return on Assets                                                             1.31%             1.20%
Return on Average Equity                                                    18.49%            14.59%

Weighted Average Shares - Basic (1)                                     40,358            41,210
Weighted Average Shares - Diluted (1)                                   41,243            43,673


(1) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, and for stock dividends.

                                   HUBCO, INC.
                              Financial Highlights
                      (In thousands, except per share data)

                                                                Nine Months Ended
                                                                    September 30,
                                                                    1998              1997
Including one time charges:
Net Interest Income                                              $190,844          $192,368
Provision for Possible Loan Losses                                 11,890             7,965
Loss on Assets Held for Sale                                       23,303                 -
Non Interest Income                                                39,291            32,830
Security Gains                                                      3,187             5,704
Non Interest Expense                                              126,100           131,778
Merger Related and Restructuring Charges                           66,290                 -
Pretax Income                                                       5,739            91,159
Tax Expense                                                         6,388            36,187
Net (Loss) Income                                                    (649)           54,972
Basic Earnings Per Share                                              $(0.02)            $1.31
Diluted Earnings Per Share                                            $(0.02)            $1.25

Return on Assets                                                       (0.01)%            1.14%
Return on Average Equity                                               (0.17)%           14.03%

Excluding one time charges (1):
Non Interest Expense                                             $126,100          $131,778
Pretax Income                                                      95,995            91,159
Tax Expense                                                        35,185            36,187
Net Income                                                         60,810            54,972
Basic Earnings Per Share                                               $1.49             $1.31
Diluted Earnings Per Share                                             $1.46             $1.25

Return on Assets                                                        1.23%             1.14%
Return on Average Equity                                               16.28%            14.03%

Weighted Average Shares - Basic (2)                                40,725            41,431
Weighted Average Shares - Diluted (2)                              41,747            43,905


                                                                      As of September 30,
                                                                 1998                  1997

Total Assets                                                 $6,677,011            $6,576,999
Total Loans                                                   3,437,183             3,567,900
Total Deposits                                                5,208,331             5,202,575
Stockholders' Equity                                            451,685               533,306


(1) Does not include $3,500 loan loss provision taken by Bank of the Hudson and MSB in the first quarter to bring their reserve policies in line with Hubco's.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, and for stock dividends.